As filed with the Securities and Exchange Commission on December 3, 2012

Registration No. 2-97695

Registration No. 33-22543

Registration No. 033-60797

Registration No. 033-61675

Registration No. 033-61677

Registration No. 333-31679

Registration No. 333-57902

Registration No. 333-64078

Registration No. 333-64094

Registration No. 333-125308

Registration No. 333-168616

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 2-97695

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 33-22543

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-60797

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-61675

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-61677

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-31679

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-57902

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-64078

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-64094

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-125308

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168616

UNDER

THE SECURITIES ACT OF 1933

CERADYNE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0055414
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3169 Red Hill Avenue
Costa Mesa, California 92626
(Address, including Zip Code, of Principal Executive Offices)

1983 Stock Option Plan

1985 Employee Stock Purchase Plan

1994 Stock Incentive Plan

1995 Employee Stock Purchase Plan

2003 Stock Incentive Plan

(Full Title of the Plan)

Jerrold J. Pellizzon
Ceradyne, Inc.
3169 Red Hill Avenue
Costa Mesa, California 92626
(714) 549-0421
(Name, Address and Telephone Number of Agent for Service)

Copy to:

Robert E. Rich, Esq.

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, California  92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Ceradyne, Inc. (the “Company”) on Form S-8 (collectively the “Registration Statements” and each a “Registration Statement”):

•                  Registration Statement on Form S-8 (No. 2-97695), pertaining to the registration of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) under the 1983 Stock Option Plan and the 1985 Employee Stock Purchase Plan, filed with the Securities and Exchange Commission (the “Commission”) on May 14, 1985 and amended on June 11, 1987;

•                  Registration Statement on Form S-8 (No. 33-22543), pertaining to the registration of shares of Common Stock under the 1983 Stock Option Plan and the 1985 Employee Stock Purchase Plan, filed with the Commission on June 16, 1988;

•                  Registration Statement on Form S-8 (No. 033-60797), pertaining to the registration of shares of Common Stock under the 1985 Employee Stock Purchase Plan, filed with the Commission on June 30, 1995;

•                  Registration Statement on Form S-8 (No. 033-61675), pertaining to the registration of shares of Common Stock under the 1994 Stock Incentive Plan, filed with the Commission on August 8, 1995;

•                  Registration Statement on Form S-8 (No. 033-61677), pertaining to the registration of shares of Common Stock under the 1995 Employee Stock Purchase Plan, filed with the Commission on August 8, 1995;

•                  Registration Statement on Form S-8 (No. 333-31679), pertaining to the registration of shares of Common Stock under the 1994 Stock Incentive Plan, filed with the Commission on July 21, 1997;

•                  Registration Statement on Form S-8 (No. 333-57902), pertaining to the registration of shares of Common Stock under the 1994 Stock Incentive Plan, filed with the Commission on March 29, 2001;

•                  Registration Statement on Form S-8 (No. 333-64078), pertaining to the registration of shares of Common Stock under the 1995 Employee Stock Purchase Plan, filed with the Commission on June 28, 2001;

•                  Registration Statement on Form S-8 (No. 333-64094), pertaining to the registration of shares of Common Stock under the 1994 Stock Incentive Plan, filed with the Commission on June 28, 2001;

•                  Registration Statement on Form S-8 (No. 333-125308), pertaining to the registration of shares of Common Stock under the 2003 Stock Incentive Plan, filed with the Commission on May 27, 2005; and

•                  Registration Statement on Form S-8 (No. 333-168616), pertaining to the registration of shares of Common Stock under the 2003 Stock Incentive Plan, filed with the Commission on August 6, 2010.

On November 28, 2012, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 30, 2012, by and among 3M Company, a Delaware corporation (“Parent”), Cyborg Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.  In connection therewith, each outstanding share of Common Stock, other than those as to which holders exercise appraisal rights under Delaware law and those shares held by Parent or the Company or their respective wholly-owned subsidiaries, was converted into the right to receive $35.00 in cash, without interest thereon and less any required withholding taxes.  Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, by means of post-effective amendment, hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the effectiveness of these Post-Effective Amendments.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on this 3rd day of December, 2012.

CERADYNE, INC.

By:	/s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.